CERTIFICATE OF TRUST

JPMORGAN PUBLIC AND PRIVATE INCOME FUND

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

FIRST:	The name of the trust is JPMorgan Public and Private Income Fund.

SECOND:	The name and address of the Registered Agent in the State of Delaware is:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

THIRD:

The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

FIFTH:	The business of the Trust will be managed in accordance with the Trust’s Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 23rd day of January, 2026.

By:	/s/ Glenn Hill
	Name:	Glenn Hill
	Title:	Sole Initial Trustee